UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Roberts Realty Investors, Inc.

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ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
August 30, 2008
Dear Shareholders:
I cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. on Tuesday, September 23, 2008, at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia. Enclosed are the Notice of Meeting and Proxy Statement, which contain information regarding the election of your directors. A copy of our 2007 annual report with our Form 10-K is also enclosed.
Although I would like each shareholder to attend the annual meeting, I realize that for some of you this is not possible. Regardless of whether or not you plan to attend, I would appreciate your taking time to complete, sign and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.
Your vote is important and I appreciate the time and consideration that I am sure you will give it.
Sincerely,
/s/ Charles S. Roberts
Charles S. Roberts
President and Chief Executive Officer

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
August 30, 2008
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 23, 2008
The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Tuesday, September 23, 2008, at 10:00 a.m., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia, for the following purposes:
(1)	to elect two directors to serve three-year terms; and

(2)	to transact any other business that properly comes before the meeting or any adjournment of it.
The directors have set the close of business on July 15, 2008 as the record date to determine the shareholders who are entitled to vote at the meeting.
If you do not expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.
/s/ Charles R. Elliott
Charles R. Elliott
Secretary

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF ROBERTS REALTY INVESTORS, INC.
TO BE HELD ON SEPTEMBER 23, 2008
VOTING PROCEDURES
Who is asking for my vote?
The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on September 23, 2008. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting.
How do your directors recommend that shareholders vote?
The directors recommend that you vote FOR the election of the two nominees for director.
Who is eligible to vote?
Shareholders of record at the close of business on July 15, 2008 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about August 30, 2008.
What are the rules for voting?
As of the record date, we had 5,795,713 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted at the meeting. All of the shares of common stock vote as a single class.
You may vote:
•	By mail by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

•	In person at the meeting. We will pass out written ballots to any shareholder of record who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you may not vote at the meeting by ballot. Instead, you must request a legal proxy from your stockbroker to vote at the meeting.
Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors recommend. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors’ discretion on any of the following matters:
•	Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.

•	The election of any person as a director in lieu of any person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.

•	Matters incident to the conduct of the meeting.
A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” and all votes to “withhold authority” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting for directors.
If you hold your shares through a brokerage account, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters, including election of directors. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for any other matter, which would not be considered “routine” under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.
If a quorum is present, the two director nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. Shareholders do not have cumulative voting rights or dissenters’ rights. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action.
If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:
•	signing, dating and returning another proxy with a later date;

•	voting in person at the meeting; or

•	giving written notice to our corporate Secretary, Mr. Elliott.
If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.
How will we solicit proxies, and who will pay for the cost of the solicitation?
We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.
How can a shareholder propose business to be brought before next year’s annual meeting?
We must receive any shareholder proposals intended to be presented at our 2009 annual meeting of shareholders on or before May 1, 2009 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. We must receive any shareholder proposals intended to be presented from the floor at our 2009 annual meeting of shareholders not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees for Election as a Director
This section gives information about the two nominees for election as directors of Roberts Realty: Mr. Dennis H. James and Mr. Wm. Jarell Jones, who are currently directors of Roberts Realty. Our Nominating and Governance Committee has recommended that each of them be reelected to the board for a term expiring at the 2011 annual meeting of shareholders at which a successor shall be elected and shall qualify.
The board of directors recommends a vote FOR the two nominees.
Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible, and we have three other directors. The terms of office of Mr. Charles S. Roberts and Mr. Charles R. Elliott expire at the annual meeting in 2009, and the term of office of Mr. Ben A. Spalding expires at the annual meeting in 2010. Dr. James M. Goodrich resigned from the board of directors of Roberts Realty, effective August 1, 2008.
Biographical Information for Nominees for Director
If elected, the directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.
Dennis H. James, age 61, a director since June 1995, is Senior Managing Director – Southeast Region, with CBRE Melody & Company, a commercial mortgage banking firm and subsidiary of CB Richard Ellis. Mr. James has over 30 years of experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As Senior Managing Director of CBRE Melody & Company, he is responsible for the Southeast Region’s overall production and investor relations. He has served on the PPM Finance, Inc. Correspondent Advisory Council, Allstate Life Insurance Company Correspondent Advisory Council and State Farm Life Insurance Advisory Council. Mr. James has a bachelor’s degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.
Wm. Jarell Jones, age 60, a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C. since November 1993, with an office in Statesboro, Georgia through 2007 and with an office in St. Simons Island, Georgia from 2002 until the present. Mr. Jones is also the President and sole shareholder of Palmetto Realty Company, a real estate development and brokerage company primarily involved in the development of single-family residential lots in coastal South Carolina and Georgia. Palmetto Realty is a registered real estate broker in Georgia and South Carolina and serves as a qualified intermediary and exchange accommodation title holder for like-kind exchanges. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990, Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming and development interests. Mr. Jones was formerly a director for six years and the Chairman for two years of the Downtown Statesboro Development Authority.

Biographical Information for Continuing Directors
Charles S. Roberts, age 62, has served as our Chairman of the Board, Chief Executive Officer and President since he founded the company in July 1994. Mr. Roberts’ term expires at the 2009 annual meeting of shareholders. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.
In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and Roberts Properties began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts has been a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. (which we acquired in 1997) was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of nine years during the period 1988 through 1996. On a national level, Roberts Properties was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts Properties was awarded the coveted Golden Aurora Award for best overall development in the Southeast. Since January 2006, Mr. Roberts has served as president of the board of directors of Big Trees Forest Preserve, a 30-acre urban forest in Sandy Springs, Georgia dedicated to conservation, preservation and education.
Charles R. Elliott, age 55, served as a director from October 1994 to February 1995 and became a director again in 2000. Mr. Elliot’s term expires at the 2009 annual meeting of shareholders. Effective May 31, 2006, Mr. Elliott again became our Chief Financial Officer, Secretary and Treasurer. Previously, he was our Secretary and Treasurer from our inception until July 15, 2002, and our Chief Financial Officer from April 1995 until July 15, 2002, when he became our Senior Vice President – Real Estate. He left Roberts Realty as a full-time employee on August 30, 2002 and returned on a full-time basis from February 17, 2003 to September 30, 2003 as our Chief Operating Officer. In this interim period, he provided limited consulting services for which he was paid a fee. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995, when he joined Roberts Realty as our Chief Financial Officer. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993, most recently as a Senior Vice-President of Accounting and Finance. He holds a bachelor’s degree in Accounting and a master’s degree in Finance.
Ben A. Spalding, age 74, a director since October 1994, has worked part-time with Matteson Partners, an Atlanta-based executive search firm, from April 2003 to the present. Mr. Spalding’s term expires at the 2010 annual meeting of shareholders. Previously, he served from 2000 to April 2003 as Executive Vice President of DHR International, Inc., an executive search firm. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelor’s degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.

Biographical Information for Executive Officers
Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President; and Charles R. Elliott, our Chief Financial Officer. Because each of Mr. Roberts and Mr. Elliott is a director, we have provided biographical information for them above.
Security Ownership of Certain Beneficial Owners and Management
The table on the following page describes the beneficial ownership of shares of our common stock as of August 20, 2008 for:
•	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

•	each director and our named executive officers; and

•	our directors and executive officers as a group.
Except as noted in the footnotes, each person in the table owns all shares and partnership units directly and has sole voting and investment power. Mr. Roberts, the only person known by us to beneficially own more than 5% of our common stock, has an address in care of our principal office. The Number of Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, for shares of common stock as explained in the following paragraph. The Number of Units Beneficially Owned column in the table reflects all shares that each person has the right to acquire by exchanging units for shares. Under SEC rules, the shares that can be acquired in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. Our articles of incorporation limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, with two exceptions. First, Mr. Roberts can beneficially own up to 35% of the outstanding shares. Second, any shareholder who beneficially owned more than 3.7% of our outstanding common shares on July 22, 2004, the date that we filed an amendment to our articles of incorporation revising the ownership limits, can retain indefinitely the shares the shareholder owned as of that date but cannot increase that ownership in the future (other than by redeeming the shares he owned on that date). Accordingly, a unitholder, including Mr. Roberts, cannot redeem units if upon their redemption he would hold more shares than permitted under the applicable percentage limit (subject to the exceptions as noted). A unitholder who submits units for redemption will receive, at our election, either (a) an equal number of shares or (b) cash equal to the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.

Name of	Number of	Number of Units		Percent of
Beneficial Owner	Shares Owned	Beneficially Owned	Total	Class (1)

Charles S. Roberts (2)	1,661,503	1,017,723	2,679,226	39.3%

Dennis H. James	128,067	2,405	130,472	2.3%

Ben A. Spalding (3)	23,252	27,318	50,570	*

Wm. Jarell Jones (4)	32,012	0	32,012	*

Charles R. Elliott	19,500	0	19,500	*

All directors and executive officers as a group: (5 persons) (5)	1,864,334	1,047,446	2,911,780	42.6%

*	Less than 1%.

(1)	The total number of shares outstanding used in calculating this percentage is 5,795,713, the number of shares outstanding as of August 20, 2008. Percent of class is not the equivalent of share ownership because it also reflects the units owned by the individual, as described in the last paragraph on the preceding page.

(2)	Includes 2,744 shares and 29,500 units owned by a family limited liability company of which Mr. Roberts is the manager. Mr. Roberts disclaims beneficial ownership of those shares and units.

(3)	Includes 7,564 shares owned by partnerships of which Mr. Spalding’s wife is the managing partner. Mr. Spalding’s beneficial ownership of units includes 2,917 units owned by Mrs. Spalding and 24,401 units owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all units and shares owned by his wife or partnerships of which she is the managing partner.

(4)	Includes 1,745 shares owned by Mr. Jones’ wife, to which Mr. Jones disclaims beneficial ownership.

(5)	Includes an aggregate of 9,309 shares and 27,318 units beneficially owned by two directors’ wives, as to which shares such directors disclaim beneficial ownership.
CORPORATE GOVERNANCE
Introduction
The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met five times in 2007. During 2007, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by the committees of the board on which he served, except that Mr. Spalding attended only four of the aggregate of six meetings of the board and the Nominating and Governance Committee, the committee on which he serves. Our policy is that all directors attend the annual meeting of shareholders. All of our directors attended the 2007 annual meeting.

The board has determined that each of Mr. Dennis H. James, Mr. Wm. Jarell Jones and Mr. Ben A. Spalding is “independent” for purposes of Section 121A of the American Stock Exchange listing standards.
Committees of the Board of Directors
The board of directors has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Copies of the charters for these committees were included as appendices to the proxy statement for our 2007 annual meeting of shareholders. We do not currently have a website.
Audit Committee. Our Audit Committee is composed of Mr. Jones, its Chairman, and Mr. James. The Audit Committee was established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements, and its functions are described in the Report of the Audit Committee below. The board has determined that Mr. Jones is an “audit committee financial expert” and that each member of the Committee is “independent” under the SEC’s Rule 10A-3. The full Audit Committee met seven times in 2007, and the members of the committee reviewed our quarterly reports on Form 10-Q with management and our independent auditors.
Nominating and Governance Committee. This committee is responsible for the oversight of the composition of the board and its committees, and identification and recommendation of individuals to become board members. Our Nominating and Governance Committee is composed of Mr. Jones, its Chairman, Mr. James and Mr. Spalding. The board has determined that each member of the Nominating and Governance Committee is “independent” under Section 121A of the American Stock Exchange listing standards. The Nominating and Governance Committee met one time in 2007. Any shareholder interested in nominating a director should review the material described under “Nominations of Directors” below.
Compensation Committee. This committee oversees our management of some of our human resources activities, including determining compensation for executive officers and administering our employee benefit plans. Our Compensation Committee is composed of Mr. James, its Chairman, and Mr. Jones. The board has determined that each member of the Compensation Committee is “independent” under Section 121A of the American Stock Exchange listing standards. The Compensation Committee met one time in 2007.
Under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan, our Compensation Committee has the authority to delegate to a committee of one or more members of the board who are not “outside directors” (as provided in Section 162(m) of the Internal Revenue Code) the authority to grant awards of restricted stock to eligible persons who are either (1) not then “covered employees” within the meaning of Section 162(m) and are not expected to be “covered employees” at the time of recognition of income resulting from the award, or (2) not persons with respect to whom we wish to comply with Section 162(m). The Compensation Committee also has the authority to delegate to a committee of one or more members of the board who are not “non-employee directors” (as provided in Rule 16b-3 under the Securities Exchange Act of 1934) the authority to grant awards of restricted stock to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934. Acting under this authority, the Compensation Committee has delegated to Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, as a one-member committee, the authority to grant awards of restricted stock to eligible persons who fit within any of the categories described above. As a practical matter, Mr. Roberts may not grant restricted stock to executive officers or directors.

Before the Compensation Committee determines the compensation of the executive officers each year, Mr. Roberts meets with the members of the committee to express his opinion regarding his own compensation and that of our other executive officers. The Compensation Committee then determines the compensation of our executive officers in a private meeting in which no executive officer participates.
We have not in the past and do not presently intend to retain a compensation consultant, although the Compensation Committee has the authority to retain legal, accounting and other advisors as it determines necessary to carry out its functions, without deliberation or approval by the board or management.
Report of the Audit Committee
Our Audit Committee operates under a written charter adopted by the board on May 19, 2004. Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, and with our auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related person transactions in accordance with the American Stock Exchange listing standards, and evaluating the effectiveness of the Audit Committee charter at least annually.
To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.
The Audit Committee has discussed with Reznick Group, P.C., our independent registered public accounting firm, the matters required by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and it has discussed with the independent auditors the independent auditors’ independence from the company and our management. The Audit Committee reported its findings to our board of directors.
Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the annual report to shareholders enclosed with these proxy materials.

The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.
Wm. Jarell Jones, Chairman
Dennis H. James
Nominations of Directors
The responsibilities of the Nominating and Governance Committee include evaluating and recommending to the full board of directors the director nominees to stand for election at our annual meetings of shareholders. Although the Committee is authorized to retain search firms and to compensate them for their services, it has to date not elected to do so.
The Nominating and Governance Committee examines each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Committee considers the following criteria, among others: the candidate’s availability, insight, practical wisdom, professional and personal ethics and values consistent with longstanding company values and standards; experience at the policy-making level in business, real estate or other areas of endeavor specified by the board; commitment to enhancing shareholder value; and ability and desire to represent the interests of all shareholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.
In addition to the qualification criteria above, the Nominating and Governance Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC, and whether the potential director nominee would qualify as an “independent” director under the listing standards of the American Stock Exchange.
The Nominating and Governance Committee evaluated our board’s two nominees, Mr. James and Mr. Jones, in light of the above criteria and recommended to the board that they be nominated for reelection as directors at the 2008 annual meeting. Our board approved that recommendation.
The Nominating and Governance Committee will consider persons recommended by shareholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for board membership. For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of Section 8 of our bylaws.
We urge any shareholder who intends to recommend a director candidate to the Nominating and Governance Committee for consideration to review thoroughly our Nominating and Governance Committee Charter and Section 8 of Article I of our bylaws, as amended on February 8, 2008. A copy of our bylaws is available on request to Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.

Communications with the Board of Directors
The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: The Board of Directors of Roberts Realty Investors, Inc. c/o Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350. The Chief Financial Officer may require reasonable evidence that a communication or other submission is made by a Roberts Realty shareholder before transmitting the communication to the board or board member. On a periodic basis, the Chief Financial Officer will compile and forward all shareholder communications submitted to the board or the individual directors.
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
Compensation of Executive Officers
Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer, and President, and Charles R. Elliott, our Chief Financial Officer, Secretary and Treasurer. Biographical information for Mr. Roberts and Mr. Elliott is included in above in the section entitled Proposal 1 – Election of Directors. Under applicable SEC rules, Mr. Roberts and Mr. Elliott are our “named executive officers.” Neither of our executive officers has an employment agreement.
Summary Compensation Table for 2007 and 2006

					Stock		All Other
Name and Principal		Salary		Bonus	Awards		Compensation	Total
Position	Year	($)		($)	($)(3)		($)	($)

Charles S. Roberts,	2007	224,519	(1)	—	—		—	224,519
Chief Executive Officer,	2006	199,032						199,032
President, and Chairman of the Board

Charles R. Elliott,	2007	127,413	(2)	—	48,063	(3)	—	175,476
Chief Financial Officer,	2006	100,812	(2)	—	—		—	100,812
Secretary, and Treasurer

(1)	On February 28, 2007, the Compensation Committee granted a $25,000 salary increase to Mr. Roberts for his performance as Chief Executive Officer. The salary increase to Mr. Roberts was not intended as additional compensation for 2006 and, accordingly, is reflected as 2007 compensation in the table above. We do not compensate Mr. Roberts for his service as a director.

(2)	Effective May 31, 2006, we hired Mr. Elliott as our Chief Financial Officer, Secretary, and Treasurer. Under an arrangement we negotiated with Mr. Elliott, we pay him $70 per hour for his service in those positions. Mr. Elliott receives no employee benefits (i.e. health insurance, vacation, holidays), and he is paid only for the actual hours he works. In addition, because Mr. Elliott is one of our directors, he continues to receive our standard director fee of $12,000 per year, which is included in the salary amounts shown in the table.

(3)	On February 28, 2007, acting under the authority provided in the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan, the Compensation Committee granted 6,250 shares of restricted stock to Mr. Elliott for his performance as Chief Financial Officer. Mr. Elliott’s restricted shares vested on June 1,

2007. The amount in the table is equal to the number of shares granted multiplied by the closing price of our common stock on the American Stock Exchange on the date of grant. We recognized that amount for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with Statement of Financial Accounting Standards 123R. The grant of restricted shares to Mr. Elliott in 2006 was not intended as additional compensation for 2006 and, accordingly, is reflected as 2007 compensation in the table above.
On June 24, 2008, our Compensation Committee approved the payment of a $250,000 bonus to Mr. Roberts and a $75,000 bonus to Mr. Elliott, at the closing of the sale of our 403-unit Addison Place apartment community, which consists of 118 townhomes and 285 garden apartments, located in Johns Creek, Fulton County, Georgia, to an independent buyer. The sales price was $60 million. The Compensation Committee approved the bonus for Mr. Roberts for his efforts in personally leading the negotiation of the terms of the sales contract with the buyer. The Compensation Committee approved the bonus for Mr. Elliott for his efforts in negotiating the terms of the sales contract with the buyer (along with Mr. Roberts) and in managing the due diligence process through closing. Because these bonuses were granted in 2008 for 2008 performance, they are not reflected in the table above.
Compensation of Directors
The following table summarizes the compensation we paid to our non-employee directors in 2007. The table includes any person who served during 2007 as a director who was not a named executive officer, even if he is no longer serving as a director. Dr. Goodrich resigned from the board of directors of Roberts Realty, effective August 1, 2008.
Director Compensation for 2007

	Fees Earned
	or Paid in Cash	Total
Name	($)	($)

Dr. James M. Goodrich	12,000	12,000

Dennis H. James	21,000	21,000

Wm. Jarell Jones	24,000	24,000

Ben A. Spalding	12,000	12,000
We pay our directors other than Mr. Roberts an annual fee of $12,000 for attendance, in person or by telephone, at meetings of the board of directors and its committees. We pay additional compensation of $750 per month to Mr. Jones for serving as the chairman of the Audit Committee and $250 per month for serving as the chairman of the Nominating and Governance Committee. We pay additional compensation of $750 per month to Mr. James for serving as the chairman of the Compensation Committee. In addition, we reimburse our directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf. These reimbursements are not reflected in the table above.
On February 4, 2008, our board of directors and nominating and governance committee approved the payment of additional compensation of $6,000 per month to Mr. Jones for additional work he is expected to perform as our Audit Committee Chairman in reviewing our properties, plans, financial statements and projections, loans, and liquidity and capital resources. Mr. Jones has been a director since October 1994 and is currently the chairman of our Audit Committee and Nominating and Governance

Committee. On May 9, 2008, we amended the compensation arrangement to reduce the additional compensation paid to Mr. Jones. Under the amended compensation arrangement, effective April 1, 2008, we reduced the amount of additional compensation we paid to Mr. Jones from $6,000 per month to $2,000 per month. In light of the sale of our 403-unit Addison Place apartment community on June 24, 2008, we terminated the additional compensation arrangement effective July 1, 2008. Mr. Jones continues to receive compensation for his services as a director and the chairman of the Audit Committee and the Nominating and Governance Committee as described above.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Roberts Realty’s directors and executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2007, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except that Dennis James, a director, was late in filing two Forms 4, each of which reported a purchase of our common stock.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Roberts Realty conducts its business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. Roberts Realty owned a 76.4% interest in the operating partnership as of August 20, 2008, and is its sole general partner. Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, owns all of the outstanding shares of both Roberts Properties, Inc. (“Roberts Properties”) and Roberts Properties Construction, Inc. (“Roberts Construction”), which we refer to together as the Roberts Companies. As explained below, we have entered into transactions with these companies and have paid them to perform services for us.
Under applicable SEC rules, this section of the proxy statement describes any transaction that has occurred since January 1, 2006, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which our officers, directors, and certain other “related persons” as defined in the SEC rules had or will have a direct or indirect material interest. Notes 3 and 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2007 provide further detail regarding some of the transactions described in this section, including in some cases information for periods before 2006.
Transactions with the Roberts Companies
Overview. We have paid substantial fees to the Roberts Companies for various types of services and will continue to do so in the future. We have purchased property from Roberts Properties, and we have retained Roberts Properties for development services and Roberts Construction for construction services for some of our undeveloped properties. We summarize these various arrangements below.
Northridge Community. We own 10.9 acres of undeveloped land located next to our Northridge office building on Northridge Parkway in Sandy Springs. We intend to develop a 220-unit apartment community on this site. We have entered into a cost plus 10% contract with Roberts Construction to build the 220 apartment units but have not made any payments to Roberts Construction since January 1, 2006.
Northridge Office Building. We own a three-story, 37,864 square foot building that serves as our corporate headquarters. We occupy a portion of the third floor in the building and we lease the remaining space on that floor to Roberts Properties and Roberts Construction. On March 27, 2006, we entered into a lease agreement with each of the Roberts Companies. These leases supersede the month-to-month leases that were previously in effect, and the new terms were effective as of January 1, 2006.
The terms of the lease to Roberts Properties included a total of 5,336 rentable square feet for a one-year term at a rate of $19.00 per rentable square foot. Under this lease, Roberts Properties paid us $94,000 during 2006 and $101,000 during 2007. On January 18, 2008, Roberts Properties exercised its option to renew through December 31, 2008 at a rate of $20.00 per rentable square foot. Roberts Properties paid us $71,147 during the period from January 1, 2008 through August 20, 2008. Roberts Properties has three one-year options to renew its lease for all or part of the premises upon three months’ prior written notice to be negotiated at market rents, but in no event less than the base rent at the end of the term.
The terms of the lease to Roberts Construction include a total of 1,542 rentable square feet for a one-year term at a rate of $19.00 per rentable square foot. Under this lease, Roberts Construction paid us $25,000 during 2006 and $35,000 during 2007. On January 18, 2008, Roberts Construction exercised its option to renew through December 31, 2008 at a rate of $20.00 per rentable square foot. Roberts Construction paid us $24,720 during the period from January 1, 2008 through August 20, 2008. Roberts Construction has three one-year options to renew its lease for all or part of the premises upon three months’ prior written notice to be negotiated at market rents, but in no event less than the base rent at the end of the term.
Peachtree Parkway Land. On December 29, 2004, we purchased an 82% undivided interest in a 23.5-acre parcel of undeveloped land in Gwinnett County from an entity of which Mr. Roberts owned 98.7% of the equity interests. The land, which we refer to as “Peachtree Parkway,” is zoned for 292 apartment units and is located across Peachtree Parkway from the upscale Forum Shopping Center. In acquiring the Peachtree Parkway property, we assumed and became bound by a recorded restrictive covenant in favor of Roberts Properties and Roberts Construction that provides that if the then-owner of the property develops it for residential use:
•	Roberts Properties, or any entity designated by Mr. Roberts, will be engaged as the development company for the project and will be paid a development fee in an amount equal to $5,000 per residential unit multiplied by the number of residential units that are developed on the property, with such fee to be paid in equal monthly amounts over the contemplated development period (these fees, totaling $1,460,000, have now been paid in full); and

•	Roberts Construction, or any other entity designated by Mr. Roberts, will be engaged as the general contractor for the project on a cost plus basis and will be paid the cost of constructing the project plus 10% (5% profit and 5% overhead) with such payments to be paid commencing with the start of construction.
These terms and conditions are consistent with our previous agreements with Roberts Properties and Roberts Construction for development and construction services for residential communities. The covenant expires on October 29, 2014.
On December 6, 2006, we acquired the remaining 18% undivided interest in the Peachtree Parkway property from an unaffiliated seller for $2,284,043, plus closing costs of $22,108. In addition,

we assumed and paid the $146,000 balance that the seller owed to Roberts Properties for the seller’s portion of the total $811,111 amount incurred through the date of closing under a design and development agreement with Roberts Properties for the property. As part of the transaction, we assumed the seller’s remaining obligations under the design and development agreement with Roberts Properties and a construction contract with Roberts Construction.
North Springs Land. On January 20, 2005, we acquired a 9.84-acre parcel of undeveloped land in Fulton County, which we refer to as “North Springs,” from an entity wholly owned by Mr. Roberts. The North Springs property is zoned for 120 condominium units, 236 apartment units, 210,000 square feet of office space and 56,000 square feet of retail space. In acquiring the North Springs property, we assumed and became bound by a recorded restrictive covenant in favor of Roberts Properties and Roberts Construction. The covenant has the same terms and conditions as the restrictive covenant related to the Peachtree Parkway land described above, except that the covenant expires on January 3, 2015.
Development Fees. From time to time, we pay Roberts Properties fees for various development services that include market studies, business plans, design, finish selection, interior design, and construction administration. During 2005, we entered into development and design agreements with Roberts Properties on four projects. The projects and associated fees (some of these fees were incurred in 2005) are outlined in the table below.

		Total
		Amount
	Total	Incurred	Remaining
	Contract	through	Contractual
	Amount	8/20/08	Commitment

North Springs	$1,780,000	$1,780,000	$0
Peachtree Parkway	1,460,000	1,460,000	0
Sawmill Village	770,000	577,500	192,500
Highway 20	1,050,000	210,000	840,000

Totals	$5,060,000	$4,027,500	$1,032,500

Construction Contracts. We enter into contracts in the normal course of business with Roberts Construction. During 2005, we entered into contracts with Roberts Construction on the four projects mentioned above, and we have an existing contract with Roberts Construction we entered into prior to 2005 for the construction of our Northridge project. During 2007, we entered into a contract with Roberts Construction for the construction of Building “D” at our Addison Place Shops. As of August 20 ,2008, we have paid $421,731 to Roberts Construction for Building D. Terms of each of the construction contracts are cost plus 10%. As of the date of this proxy statement, we have not finalized the costs of the projects.
Other Fees and Reimbursements. From January 1, 2006 to August 20, 2008, we paid the Roberts Companies for various other services as described below:
•	We paid Roberts Properties $145,619 for reimbursement of shared operating costs and expenses with Roberts Properties.

•	We paid Roberts Construction $42,220 for miscellaneous repairs and improvements done at our communities.

•	We have entered into a reimbursement arrangement with Roberts Properties for services provided by Roberts Properties, effective February 4, 2008. Under the terms of the arrangement, we have reimbursed Roberts Properties the cost of providing consulting services in an amount equal to an appropriate hourly billing rate for an employee multiplied by the number of hours that the employee provided services to us. We believe that the reimbursement arrangement allows us to obtain services from experienced and knowledgeable personnel without having to bear the cost of employing them on a full-time basis. From January 1, 2006 to August 20, 2008, we incurred and have paid $155,242 under this policy.

•	We previously entered into a reimbursement arrangement for the use of an aircraft owned by Roberts Properties, which provided transportation services to us by flying our employees, including Mr. Roberts, on trips for our business purposes. We agreed to pay Roberts Properties for these services in an amount per passenger equal to an available unrestricted coach class fare (or business class fare if no unrestricted coach class is available) for the date and time of travel on a regular air carrier. From January 1, 2006 to August 20, 2008, we paid Roberts Properties $1,000 under this policy. Roberts Properties has sold the aircraft, and we do not expect to pay Roberts Properties any additional amounts under this arrangement in the future.
INDEPENDENT PUBLIC ACCOUNTANTS
Our Independent Registered Public Accounting Firm
Reznick Group, P.C. (“Reznick”) has served as our independent registered public accounting firm since August 12, 2005. A representative of Reznick is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.
Fees Paid to Our Independent Registered Public Accounting Firms
Audit Fees
For 2006
The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2006, and for the review of the financial statements included in our quarterly reports on Form 10-Q during 2006, were $130,000.
For 2007
The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2007, and for the review of the financial statements included in our quarterly reports on Form 10-Q during 2007, were $143,000.

Audit-Related Fees
We did not engage Reznick to provide, and they did not bill us for, professional services that were reasonably related to the performance of the audit of our 2006 or 2007 financial statements, but which are not reported in the previous paragraph.
Tax Fees
For 2006
Reznick did not render any professional services to us related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2006. Deloitte & Touche LLP served as our independent auditors during 2004 and a portion of 2005 and continued to provide tax-related services to us in 2006. The aggregate fees billed by Deloitte for professional services rendered related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2006, were $75,000.
For 2007
The aggregate fees billed by Reznick for professional services rendered related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2007 were $12,500.
All Other Fees
We do not owe Deloitte or Reznick for any services for the fiscal years ended December 31, 2006 and December 31, 2007 other than for the services described above.
Pre-Approval Policy
Our Audit Committee pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.
General. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee.
Audit Services. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee has granted general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.
Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.
Tax Services. The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.
All Other Services. The Audit Committee has granted pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor.
Pre-Approval Fee Levels. To facilitate management’s day-to-day conduct of our business, the Audit Committee deemed it advisable and in our best interests to permit certain routine, non-audit services without the necessity of pre-approval by the Audit Committee. Therefore, the Audit Committee expects to establish a pre-approval fee level per engagement. Any proposal for services exceeding this level will require specific pre-approval by the Audit Committee. Although management may engage non-audit services from our independent auditor within this limit, management cannot enter into any engagement that would violate the SEC’s rules and regulations related to auditor independence. These non-audit service engagements are to be reported to the Audit Committee as promptly as practicable.
EXHIBITS TO OUR 2007 ANNUAL REPORT ON FORM 10-K
Included with these proxy materials is a copy of our 2007 Annual Report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles R. Elliott, Secretary, 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway
Suite 302
Atlanta, Georgia 30350
Telephone: (770) 394-6000
Creating Communities for Superior Lifestyles™

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS, SEPTEMBER 23, 2008
     The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Anthony W. Shurtz, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Tuesday, September 23, 2008, at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
ROBERTS REALTY INVESTORS, INC.
September 23, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect Dennis H. James and Wm. Jarell Jones as directors:

NOMINEES:
☐	FOR BOTH NOMINEES	¡ ¡	Dennis H. James Wm. Jarell Jones
☐	WITHHOLD AUTHORITY FOR BOTH NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE STATED PROPOSALS.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.